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                                                                    EXHIBIT 99.1

CODA ENERGY, INC NEWS RELEASE


CODA ANNOUNCES POSSIBLE ACQUISITION PROPOSAL

  Dallas, Texas, April 26, 1995....Coda Energy, Inc. (NASDAQ-NMS:  CODA)  Coda
Energy, Inc. announced today that its Chairman and Chief Executive Officer, Douglas H. Miller, has advised the Company that he is engaged in forming an investor group, and has entered into discussions with various parties regarding obtaining financing, for the possible cash acquisition of the Company. Mr. Miller advised Coda that neither the terms nor the timing of any such acquisition proposal had been determined at this time. Mr. Miller indicated, however, that if a proposal were to be made, the acquisition price would represent a premium to recent trading prices of Coda's common stock. The Board of Directors of the Company has appointed a Special Committee of outside directors for the purpose of, among other things, considering any acquisition proposal. The Special Committee will retain independent legal counsel to advise it and an independent investment banking firm to evaluate any acquisition proposal.

  Coda Energy, Inc. and its subsidiaries acquire, exploit and develop oil and gas properties, gas processing plants and gathering systems. Coda is headquartered in Dallas, Texas with principal operations in Texas, Oklahoma and Kansas. The Company's stock is traded on the NASDAQ National Market System under the symbol CODA.

  Additional information about Coda Energy, Inc. may be obtained by contacting the Company's Vice President - General Counsel, Joe Callaway, at Coda's headquarters, 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, telephone number (214) 692-1800 or (800) 486-2632.